Exhibit 2.7

S.A. Fábrica de Produtos Alimentícios Vigor

Report on the quarterly

information review

quarter ended March 31, 2012

KPMG Auditores Independentes	Central Tel	55 (11) 2183-3000
R. Dr. Renato Paes de Barros, 33	Fax Nacional	55 (11) 2183-3001
04530-904 - São Paulo, SP - Brasil	Internacional	55 (11) 2183-3034
Caixa Postal 2467	Internet	www.kpmg.com.br
01060-970 - São Paulo, SP - Brasil

Report on the quarterly information review

To

The Board of Directors and Shareholders of

S.A. Fábrica de Produtos Alimentícios Vigor

São Paulo - SP

Introduction

We have reviewed the individual and consolidated interim financial information of S.A. Fábrica de Produtos Alimentícios Vigor (“Company”) for the three-month period ended on March 31, 2012, which comprise the balance sheet and the related statements of operations, comprehensive income, changes in equity and cash flows for the three-month period then ended, including the notes to these interim financial information.

Management is responsible for the preparation of the individual interim financial information in accordance with Technical Pronouncement (CPC) 21 (R1) – Interim Financial Reporting and the consolidated interim financial information in accordance with the CPC 21 (R1) and with the International Accounting Standard (IAS) 34 - Interim Financial Reporting, issued by the International Accounting Standards Board (IASB), and for the presentation of these interim financial information in accordance with the standards issued by the Brazilian Securities and Exchange Commission (CVM) applicable to the Quarterly Information - ITR. Our responsibility is to express a conclusion on this interim financial information based on our review.

Scope of the review

We conducted our review in accordance with Brazilian and International Standard on Review of interim financial information (NBC TR 2410 and ISRE 2410 - Review of Interim Financial Information Performed by the Independent Auditor of the Entity, respectively). A review of interim information consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with International Standards on Auditing and consequently does not enable us to obtain assurance that would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

Conclusion about the individual interim financial information

Based on our review, we are not aware of any fact that causes us to believe that the individual interim financial information included in the quarterly information referred to above is not prepared, in all material respects, in accordance with CPC 21 (R1) applicable to Quarterly Information and presented in accordance with the standards issued by the Brazilian Securities and Exchange Commission.

KPMG Auditores Independentes, uma sociedade simples brasileira e firma-membro da rede KPMG de firmas-membro independentes e afiliadas à KPMG International Cooperative (“KPMG International”), uma entidade suíça.	KPMG Auditores Independentes, a Brazilian entity and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

2

Conclusion about the consolidated interim financial information

Based on our review, we are not aware of any fact that causes us to believe that the consolidated interim financial information included in the quarterly information referred to above is not prepared, in all material respects, in accordance with CPC 21 (R1) and IAS 34 applicable to Quarterly Information and presented in accordance with the standards issued by the Brazilian Securities and Exchange Commission.

Other issues

Interim statement of value added

We have also reviewed the individual and consolidated Interim Statement of Value added for the period ended March 31, 2012, which are the responsibility of its Management, which presentation in the interim financial statements is required in accordance with the standards issued by the Brazilian Securities and Exchange Commission (CVM) applicable to the preparation of the Quarterly Information and considered as supplemental information by IFRS, which do not require the disclosure of the Statement of Value Added. This statement was submitted to the same review procedures previously described and based on our review, we are not aware of any fact that would lead us to believe that they have not been fairly stated, in all material respects, in relation to the Individual and Consolidated interim financial information taken as a whole.

São Paulo, May 03, 2012

KPMG Auditores Independentes

CRC 2SP014428/O-6

Orlando Octávio de Freitas Júnior

Contador CRC 1SP178871/O-4

3

S.A.Fábrica de Produtos Alimentícios Vigor Financial Statements and Independent Auditor’s Report As of March 31, 2012 and 2011

S.A.Fábrica de Produtos Alimentícios Vigor

Balance sheets

(In thousands of Reais)

	Company		Consolidated			Company		Consolidated
	March 31, 2012	December 31, 2011	March 31, 2012	December 31, 2011		March 31, 2012	December 31, 2011	March 31, 2012	December 31, 2011
ASSETS					LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT ASSETS					CURRENT LIABILITIES

Cash and cash equivalents (Note 4)	270.197	313.376	280.043	321.680	Trade accounts payable (Note 12)	101.657	110.853	99.649	108.693
Trade accounts receivable, net (Note 5)	147.114	149.524	147.104	149.068	Loans and financings (Note 13)	108.060	136.627	108.060	136.627
Inventories (Note 6)	100.234	108.904	103.033	111.406	Payroll, social charges and tax obligation (Note 14)	44.092	43.301	44.551	43.771
Recoverable taxes (Note 7)	106.811	108.526	110.200	111.683	Income tax payable	1.238	—	3.808	1.776
Prepaid expenses	1.387	1.235	1.571	1.352	Other current liabilities	14.401	15.659	14.775	16.086
Other current assets	21.669	10.904	22.166	11.715

TOTAL CURRENT ASSETS	647.412	692.469	664.117	706.904	TOTAL CURRENT LIABILITIES	269.448	306.440	270.843	306.953

NON-CURRENT ASSETS					NON-CURRENT LIABILITIES

Long-term assets					Loans and financings (Note 13)	184.159	189.795	184.159	189.795
					Payroll, social charges and tax obligation (Note 14)	256.112	255.618	256.112	255.618

Related parties (Note 8)	549	536	—	—	Deferred income taxes (Note 16)	55.277	49.190	54.520	48.467
Judicial deposits and others	17.314	51.625	18.186	52.458	Provision for lawsuits risk (Note 15)	2.649	54.564	3.643	55.558
Recoverable taxes (Note 7)	—	—	159	166	Other non-current liabilities	93	160	93	160

Total long-term assets	17.863	52.161	18.345	52.624	TOTAL NON-CURRENT LIABILITIES	498.290	549.327	498.527	549.598

					SHAREHOLDERS’ EQUITY (Note 17)

Investments in subsidiaries (Note 9)	19.667	18.186	—	—	Capital stock	354.031	354.031	354.031	354.031
Property, plant and equipment, net (Note 10)	429.704	418.085	433.724	422.062	Capital reserve	941	941	941	941
Intangible assets, net (Note 11)	5.223	5.293	5.315	5.388	Valuation adjustments to shareholders equity in subsidiaries	154.751	155.379	154.751	155.379

	454.594	441.564	439.039	427.450	Accumulated translation adjustments in subsidiaries	(3.226)	(2.582)	(3.226)	(2.582)
					Accumulated losses	(154.366)	(177.342)	(154.366)	(177.342)

TOTAL NON-CURRENT ASSETS	472.457	493.725	457.384	480.074	TOTAL SHAREHOLDERS’ EQUITY	352.131	330.427	352.131	330.427

TOTAL ASSETS	1.119.869	1.186.194	1.121.501	1.186.978	TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	1.119.869	1.186.194	1.121.501	1.186.978

The accompanying notes are an integral part of the financial statements

2

S.A.Fábrica de Produtos Alimentícios Vigor

Statements of income for the three months period ended March 31, 2012 and 2011

(In thousands of Reais)

	Company		Consolidated
	2012	2011	2012	2011
NET SALES (Note 18)	315.503	291.982	314.176	290.296

Cost of goods sold	(228.344)	(217.557)	(223.839)	(213.634)

GROSS PROFIT	87.159	74.425	90.337	76.662

OPERATING INCOME (EXPENSE)

General and administrative expenses	(20.953)	(18.502)	(21.115)	(18.731)
Selling expenses	(47.371)	(50.994)	(48.145)	(52.101)
Financial income (expense), net (Note 20)	12.601	(4.678)	12.574	(4.531)
Equity in earnings of subsidiaries (Note 9)	1.454	684	—	—
Other (expense) income, net	163	81	145	69

	(54.106)	(73.409)	(56.541)	(75.294)

NET INCOME BEFORE TAXES	33.053	1.016	33.796	1.368

Current income taxes (Note 16)	(4.617)	(562)	(5.360)	(776)
Deferred income taxes (Note 16)	(6.088)	(763)	(6.088)	(901)

	(10.705)	(1.325)	(11.448)	(1.677)

NET INCOME (LOSS) OF THE PERIOD	22.348	(309)	22.348	(309)

Attributable to:
Controlling interest			22.348	(309)

			22.348	(309)

Net Income (Loss) (Basic) per thousand shares reais in the end of the periods (Note 19)			11.774,50	-162,80

The accompanying notes are an integral part of the financial statements

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S.A.Fábrica de Produtos Alimentícios Vigor

Statements of comprehensive income for the three months period ended March 31, 2012 and 2011

(In thousands of Reais)

	Company		Consolidated
	2012	2011	2012	2011
NET INCOME (LOSS) OF THE PERIOD	22.348	(309)	22.348	(309)
Other comprehensive income (loss)
Accumulated adjustment of conversion in subsidiaries	25	(26)	25	(26)
Exchange variation in subsidiaries	(669)	(415)	(669)	(415)

Total of comprehensive income (loss)	21.704	(750)	21.704	(750)

Total of comprehensive income (loss) attributable to:
Controlling interest	21.704	(750)	21.704	(750)

	21.704	(750)	21.704	(750)

The accompanying notes are an integral part of the financial statements

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S.A.Fábrica de Produtos Alimentícios Vigor

Statements of changes in shareholders’ equity for the three months period ended March 31, 2012 and 2011

(In thousands of Reais)

	Capital stock	Capital reserve	Valuation adjustments to shareholders’ equity	Accumulated translation adjustments	Accumulated losses	Total
BALANCE AS OF JANUARY 01, 2011	104.031	941	159.709	(5.181)	(174.093)	85.407

Valuation adjustments to shareholders equity in subsidiaries	—	—	(1.082)	—	1.082	—
Accumulated translation adjustments in subsidiaries	—	—	—	(26)	—	(26)
Investments exchange rate variations, net	—	—	—	(415)	—	(415)
Loss of the period	—	—	—	—	(309)	(309)

BALANCE AS OF MARCH 31, 2011	104.031	941	158.627	(5.622)	(173.320)	84.657

BALANCE AS OF DECEMBER 31, 2011	354.031	941	155.379	(2.582)	(177.342)	330.427

Valuation adjustments to shareholders equity in subsidiaries	—	—	(628)	—	628	—
Accumulated translation adjustments in subsidiaries	—	—	—	25	—	25
Investments exchange rate variations, net	—	—	—	(669)	—	(669)
Net income of the period	—	—	—	—	22.348	22.348

BALANCE AS OF MARCH 31, 2012	354.031	941	154.751	(3.226)	(154.366)	352.131

The accompanying notes are an integral part of the financial statements

5

S.A.Fábrica de Produtos Alimentícios Vigor

Statements of cash flow for the three months period ended March 31, 2012 and 2011

(In thousands of Reais)

	Company		Consolidated
	2012	2011	2012	2011
Cash flow from operating activities
Net income (loss) for the period	22.348	(309)	22.348	(309)
Adjustments to reconcile net income (loss) to cash provided by the operations

. Depreciation and amortization	3.521	3.253	3.631	3.376
. Financial charges and exchange variation	(7.539)	2.160	(7.539)	2.160
. Allowance for doubtful accounts	(1.217)	1.235	(1.217)	1.235
. Equity in earnings of subsidiaries	(1.454)	(684)	—	—
. Net value of property, plant and equipment written off	678	—	679	—
. Deferred income taxes	6.088	763	6.088	901

	22.425	6.418	23.990	7.363
Decrease (increase) in assets
Trade accounts receivable	3.533	1.434	3.087	1.404
Inventories	8.670	(11.316)	8.373	(12.043)
Recoverable taxes	1.731	(7.016)	1.506	(6.366)
Other current and non-current assets	(324)	(4.989)	(89)	(4.997)
Related party receivable	1.981	79.927	1.994	80.262
Increase (decrease) liabilities
Trade accounts payable	(7.663)	2.636	(7.511)	2.159
Other current and non-current liabilities	(21.456)	2.665	(20.760)	2.037
Accumulated translation adjustments	(644)	(441)	(644)	(441)

Net cash provided by operating activities	8.253	69.318	9.946	69.378

Cash flow from investing activities
Additions to property, plant and equipment and intangible assets	(15.748)	(4.236)	(15.899)	(4.676)

Net cash used in investing activities	(15.748)	(4.236)	(15.899)	(4.676)

Cash flow from financing activities
Payments of loans and financings	(35.684)	(64.584)	(35.684)	(64.584)

Net cash used in financing activities	(35.684)	(64.584)	(35.684)	(64.584)

Variance in cash and cash equivalents	(43.179)	498	(41.637)	118
Cash and cash equivalents at the beginning of the period	313.376	7.990	321.680	14.511

Cash and cash equivalents at the end of the year	270.197	8.488	280.043	14.629

Additional information:
- Interests paid and received	(2.728)	(4.680)	(2.327)	(4.372)
- Income taxes paid	(3.379)	—	(4.408)	(450)

The accompanying notes are an integral part of the financial statements

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S.A.Fábrica de Produtos Alimentícios Vigor

Economic value added for the three months period ended March 31, 2012 and 2011

(In thousands of Reais)

	Company		Consolidated
	2012	2011	2012	2011
Revenue
Sales of goods and services	379.191	346.756	378.767	335.617
Other income	141	41	142	41
Allowance for doubtful accounts	1.217	(1.235)	1.217	(1.235)

	380.549	345.562	380.126	334.423
Inputs purchased from third parties
Cost of services and goods sold	(227.956)	(178.863)	(221.860)	(164.587)
Materials, energy, services from third parties and others	(65.215)	(65.593)	(66.807)	(66.632)
Others costs	—	—	—	—

	(293.171)	(244.456)	(288.667)	(231.219)

Gross added value	87.378	101.106	91.459	103.204

Depreciation and Amortization	(3.521)	(3.253)	(3.631)	(3.376)
Net added value generated by the Company	83.857	97.853	87.828	99.828

Net added value by transfer
Equity in earnings of subsidiaries	1.454	684	—	—
Financial income	30.724	7.502	30.927	9.200
Other	19	37	19	33

Net added value to distribution	116.054	106.076	118.774	109.061

Distribution of added value
Labor
Salaries	28.944	25.647	29.497	25.684
Benefits	5.277	7.283	5.346	7.289
FGTS (Brazilian Social Charge)	1.837	1.625	1.883	1.629

	36.058	34.555	36.726	34.602
Taxes and contribution
Federal	17.080	17.918	18.169	18.449
State	22.935	41.102	23.648	41.770
Municipal	—	—	22	—

	40.015	59.020	41.839	60.219
Capital Remuneration from third parties
Interests	16.120	10.080	16.138	11.626
Rents	958	650	958	650
Others	555	2.080	765	2.273

	17.633	12.810	17.861	14.549
Owned capital remuneration
Net income (loss) of the period	22.348	(309)	22.348	(309)

	22.348	(309)	22.348	(309)

Added value distributed	116.054	106.076	118.774	109.061

The accompanying notes are an integral part of the financial statements.

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S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the three months period ended March 31, 2012 and 2011

(in thousands of Reais)

1	Operating activities

S.A. Fábrica de Produtos Alimentícios Vigor (the “Company”) based in the city of São Paulo, engages the processing and sale of dairy products, milk and milk products and the refining, processing, and sale of oils, vegetable products, instant noodles, juice and yogurt, and additionally holds equity interests in other companies.

The US Food and Drug Administration (FDA) granted permission to the Company to export all its product line to the United States of America.

Dan Vigor is a joint venture between two major dairy: Vigor, traditional food company and an expert on the Brazilian market, JBS Group subsidiary, the world’s largest refrigerator and Arla Foods, the largest Scandinavian dairy company and one of top ten dairy companies in the world. With the experience and know-how of these two groups, was release Danubio brand, and since 1986 has been dedicated exclusively to the production of cheese and dairy products. Dan Vigor is located in the city of Cruzeiro, State of São Paulo, and holds an area of 10 000 m2. The consolidation is made in proportion to 50%, according to IAS 31/CPC 19 - Interest in joint venture.

2	Elaboration and presentation of financial statements

a. Declaration of conformity (in relation to IFRS and the Brazilian standards of CPC)

These financial statement includes:

•

The consolidated financial statements prepared and in accordance with International Financing Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB), and also in accordance with accounting policies adopted in Brazil.

•	The individual financial statements prepared in accordance with accounting practices adopted in Brazil (BR GAAP).

The individual financial statements were prepared in accordance with accounting practices adopted in Brazil (BR GAAP), in this case the individual financial statements present the evaluation of investments in subsidiaries by the equity method, according to Brazilian legislation. Thereby the financial statements are not in accordance with the IFRS, which requires the evaluation of these investments in the individual company’s financial statements measured at their fair value or at cost.

Since there is no difference between the consolidated shareholders’ equity and the consolidated profit/loss attributable to shareholders of Company, further this the individual and consolidated financial statements are presented in a single set side by side.

The Company applied the accounting practices defined in Note 3 for all the periods presented.

Transitional Tax Regime (Regime Tributário Transitório - RTT) - The amounts presented in financial statements as of December 31, 2011 are considering the adoption of the Tax Regime Transition (RTT), as allowed by Law n° 11.941/09, which aims to maintain neutrality tax changes in the Brazilian corporate law,

The issue of individual and consolidated financial statements were authorized by the Board on May 03, 2012.

b. Function and presentation currency

These consolidated financial statements are presented in reais, which is the Company’s functional currency. All financial information are presented in thousands of reais.

3	Summary of significant accounting practices

The main accounting practices used in the preparation of these financial statements, as described below, have been consistently applied all over the reported periods, unless otherwise stated.

a) Revenue recognition

Revenue and expenses are recorded on the accrual basis. Revenue is measured at the fair value of the payment received or receivable for sale of products and services in the Company normal course of business and its subsidiaries.

In the income statement, the revenue is net of taxes, returns, rebates and discounts, as well as of intercompany sales, on note 18 is presented net revenue reconciliation. Revenue is recognized when the risks and rewards of ownership have been transferred to the buyer.

According to IAS 18/CPC 30 - Revenues, the Company recognizes revenue when, and only when:

(i) the amount of revenue can be measured reliably;

(ii) the entity has transferred to the buyer the significant risks and rewards incidental to ownership over the goods;

(iii) it is probable that the economic benefits will flow to the Company and its subsidiary;

(iv) Entity neither maintain involvement in the management of product sold at levels normally associated with ownership nor effective control of such cost of good sold.

(v) expenses incurred or to be incurred related to the transaction, can be reliably measured.

The expenses are recorded on the accrual basis.

8

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the three months period ended March 31, 2012 and 2011

(in thousands of Reais)

b) Accounting estimates

In the process of applying the Company’s accounting policies, Management made the following judgments which can eventually have a material impact on the amounts recognized in the financial statements:

•	impairment of non-financial assets;

•	loss on the reduction of recoverable value of taxes;

•	fair value of financial instruments;

•	provision for tax, civil and labor risks;

•	estimated losses on doubtful receivables;

•	useful lives of property, plant and equipment.

The Company reviews estimates and underlying assumptions used in its accounting least on a quarterly basis. Revisions to accounting estimates are recognized in the financial statements in the period in each the estimates are revised.

The settlement of transactions involving these estimates may result in different amounts due to potential inaccuracies inherent in the process of its determination.

c) Cash and cash equivalents

Cash and cash equivalents include cash balances, banks and financial investments with original maturities of three months or less from the date of the contract.

d) Trade accounts receivable

Trade accounts receivable correspond to amounts owed by customers in the ordinary course of business of the Company. If the due date is equivalent to one year or less, the account receivable is classified as current assets. Otherwise, the corresponding amount is classified as noncurrent assets.

Accounts receivable are initially recognized at fair value, subsequently measured at amortized cost, less any allowance for doubtful accounts and any provision for impairment when necessary. In practice, are recognized at the invoiced amount, adjusted by any provision of loan losses and provision for possible impairment if there is evidence of reduction in the recoverable amount.

e) Financial instruments

Subsequent measurement of financial instruments occurs at each balance sheet date, according to the rules for each category of financial assets and liabilities:

•	Financial assets at fair value through profit or loss

Financial asset are classified by its fair value on the financial report if it is classified as held for trading or designated as such upon initial recognition. Financial assets are designated at fair value through profit or loss if the company manages such investments and makes purchase and sale decisions based on their fair values in accordance with a documented risk management and investment strategy of the Company. Transaction costs, after initial recognition are recognized in income statement as incurred. Financial assets recorded at fair value through profit or loss are measured at fair value and changes in fair value of these assets are recognized in statement of income of the period.

•	Loans and receivables

Loans and receivables are financial assets with fixed or estimated payment amounts that are not quoted in an active market. Such assets are initially recognized at fair value plus any attributable transaction costs. After initial recognition, loans and receivables are measured at amortized cost using the effective interest method, decreased by any loss on the impairment. The main assets of the Company classified in this category are “trade accounts receivables” and “related parties”.

•	Held to maturity

In the case when the Company intends and is able to hold bonds to maturity, then such financial assets are classified as held to maturity. Investments held to maturity are initially recognized at fair value plus any directly attributable transaction costs. After initial recognition, investments held to maturity are measured at amortized cost using the effective interest method, decreased by any loss on the impairment. The Company has no financial instruments in this category.

•	Non derivative financial liabilities

The Company recognizes debt securities and subordinated debt on the date on which they originated. All other financial liabilities (including liabilities designated at fair value recorded in income) are initially recognized on the trade date on which the Company becomes a party to the contractual provisions of the instrument. The Company derecognizes a financial liability when its contractual obligations canceled or expired.

The Company has the following non-derivative financial liabilities: loans, financing, trade accounts payable and other payables.

•	Impairment of financial assets

Financial assets, except those designated at fair value through profit or loss, are assessed for indicators of impairment at the end of each reporting period. Impairment loss is recognized if, and only if there is any indication that an asset may be impaired as a result of one or more events that occurred after initial recognition, and had an impact on the future cash flows estimated of this asset.

The financial asset carrying value is reduced directly by the loss of the impairment for all financial assets, except accounts receivable in which the carrying value is reduced by provision. Subsequent recoveries of amounts previously written off are credited to the provision. Changes in the carrying value of the provision are recognized in statement of income.

9

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the three months period ended March 31, 2012 and 2011

(in thousands of Reais)

•	Derivatives

The Company and subsidiaries recognize and disclose financial instruments and derivatives according to IAS 39/CPC 38 - Financial Instruments: Recognition and Measurement, IFRIC 9 - Assessment of embedded derivatives and IFRS 7/CPC 40 - Disclosure of Financial Instruments. The financial instruments are recognized after the Company and its subsidiaries become a party to the contractual provisions at the instruments.

Based on a risk management policy of the JBS Group, the Company and/its subsidiaries, contract financial derivatives instruments in order to minimize the risk of losses due to the exposure to fluctuation in exchange rates, interest rates, commodities prices, credit risks and liquidity, which can affect the valuation of current and noncurrent assets, future cash flow and profit.

The fair value of derivative instruments is calculated by the treasury department, based on information of each contracted transaction and market information on the dates of closure of the financial statements, such as interest rates and exchange rates.

f) Allowance for doubtful accounts

Allowance for doubtful accounts is calculated based on the analysis of the aging list, provisioning the items of long standing, and considering the probable estimated losses, which the amount is considered sufficient by the Management to cover probable losses on accounts receivable.

Bad debits expenses were recorded under the caption “Selling Expenses” in the consolidated statement of income. When no additional recovery is expected, the allowance for doubtful accounts is usually reversed against the definitive write-off of the account receivable.

g) Inventories

In accordance with the requirements of IAS 2/CPC 16 - Inventories, the inventories are stated at the lower of the average cost of acquisition or production, and the net realizable value. The cost of inventories is recognized in statement of income when inventories are sold.

h) Investments - Individual financial statements

In the individual financial statements of the Company, the information of the subsidiaries are measured by the equity method.

Exchange differences on foreign currency investments are recognized in shareholders’ equity in the accumulated translation adjustments.

i) Property, plant and equipment

According to IAS 16/CPC 27 - Fixed Assets, Property, plant and equipment are stated at acquisition cost. Depreciation is computed using the straight-line method, based on the estimated economic useful lives of the assets

An item of fixed assets is disposed when of there is no future economic benefits resulting from its continued use or sale. Any gains or losses on sale or disposal of fixed assets are determined by the difference between the amounts received against the book value and are recognized in the income statement.

The estimated useful lives, residual values and depreciation methods are reviewed at the end of the financial statement date and the effect of any changes in estimates are accounted for prospectively.

Due to the change in the Brazilian accounting practice for the full compliance to the convergence with international practices, and the initial adoption of the CPC 27 (IAS 16), the Company had the option of using the concept of deemed cost as provided in the CPC 37 (IFRS 1), and CPC 43, based on this practice, the date of initial adoption of IFRS, the Company opted to use the concept of deemed cost.

j) Intangible assets

Intangible assets are stated at acquisition cost, less amortization. Intangible assets with indefinite useful lives are not amortized but tested for impairment annually.

Impairment of tangible and intangible assets, excluding goodwill

Property, plant and equipment, intangible assets with defined useful life and other assets (current and noncurrent) are tested for impairment, if indications of potential impairment exist. Intangible assets with indefinite lives useful are tested for impairment when an indication of potential impairment exists or on an annual basis, regardless of whether or not there is any indication of impairment, pursuant to IAS 38/CPC 4 - Intangible Assets.

After each year end a review is made of the book value of tangible and intangible assets to determine whether there is some indication that those assets have suffered any impairment. If such indication is indentified, the recoverable amount of the asset is estimated in order to measure the amount of such loss, if any.

The recoverable amount is the higher amount between fair value less costs to sell and value in use. In evaluation of value in use, the estimated future cash flows are discounted to present value by the discount rate before tax that reflects current market assessment of the time value of money and the specific risks to the asset.

If the recoverable amount of an asset is lower than its carrying value, the asset is reduced to its recoverable amount. The loss on the impairment is recognized immediately in the statement of income and is reversed if there has been a change in the estimates used to determine the recoverable amount. When an impairment loss is subsequently reversed, there is an increase in amount of the asset due to the revised estimate of its recoverable amount, but it does not exceed carrying amount that would have been determined if no loss on the impairment had been recognized for the asset in prior periods. Reversal of loss on the impairment is recognized directly in the income statement.

k) Other current and noncurrent assets

Other current and noncurrent assets are stated at cost or realizable value including, if applicable, income earned through the balance sheet date.

10

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the three months period ended March 31, 2012 and 2011

(in thousands of Reais)

l) Trade accounts payable

Correspond to the amounts owed to suppliers in the ordinary course of business of the Company. If the payment period is equivalent to one year or less, suppliers are classified as current liabilities. Otherwise, the corresponding amount is classified as noncurrent liabilities. When applicable, are added interest and monetary or exchange variation.

m) Income tax and social contribution

Current taxes

Current taxes are computed based on taxable income at tax rates in effect, according to prevailing legislation.

Deferred taxes

Income tax and social contribution (deferred tax) are calculated on the revaluation reserves, and on the temporary differences between the tax bases of assets and liabilities and their carrying amounts. Deferred tax is determined using tax rates enacted and expected to be applied when the deferred tax assets are realized or when the income tax and social contribution tax liabilities are settled.

Deferred tax assets are recognized only in proportion to the expectation or likelihood that future taxable income will be available against which the temporary differences, tax losses and tax credits can be used.

Deferred tax assets and liabilities are offset if there is a legal right to offset current tax assets and liabilities, and they are related to income taxes levied by the same taxation authority on the same taxable entity.

n) Current and noncurrent liabilities

Current and noncurrent liabilities are stated at known or estimated amounts, including, if applicable, charges and monetary or exchange rate variations.

o) Contingent assets and liabilities

In accordance with IAS 37/CPC 25 - IAS 37 Provisions, Contingent Liabilities and Contingent Assets, the contingent assets are recognized only when their realization is virtually certain, based on favourable final judicial decision. Contingent assets are disclosed where an inflow of economic benefits is probable. Contingent assets classified as likely success are only disclosed.

Contingent liabilities are accrued when losses are probable and the amounts can be estimated reliably. Contingent liabilities classified as possible are only disclosed and contingent liabilities classified as remote are neither accrued nor disclosed.

p) Loans and financing

Loans and financing are initially recognized at fair value, net of transaction costs, and subsequently re-measured to amortized cost, which are the costs plus charges, interest and monetary and exchange variations established in contracts and incurred through the balance sheet date, as stated in note 13.

q) Adjustment of assets and liabilities to present value

As provided under IFRS, the Company presents, when applicable, assets and liabilities at present value long-term assets and liabilities are adjusted to present value, but the adjustment on the short-term balances occurs only when the fact is considered material in relation to the consolidated financial statements.

In the present value calculation adjustment the Company considered the following assumptions: (i) the amount to be discounted; (ii) the dates of realization and settlement; and (iii) the discount rate.

The discount rate assumption relies on current market valuations as to time value of money and specific risks for each asset and liability.

r) Consolidation

Consolidated financial statements include individual financial statements of the Company, its subsidiaries and joint controlled entities (proportionally consolidated). Control is obtained when the Company has the power to control financial and operating policies of an entity so as to obtain benefits from its activities.

When necessary, the financial statements of subsidiaries are adjusted according to the accounting policies established by the Company.

All transactions, balances, income and expenses between the Company, its subsidiaries and joint controlled entities (proportionally consolidated) are eliminated in the consolidated financial statements.

The financial statements of the foreign subsidiary, Vigor Limited, in wich the Company owns 100% share, are originally prepared in the currency of the country in which they are located and, subsequently, are converted into IFRS and Brazilian reais using the exchange rate in effect at the balance sheet date for assets and liabilities, the historical exchange rate for changes in shareholders’ equity and the average exchange rate for the period for income and expenses when it is appropriate. Exchange gains and losses are recognized in shareholders’ equity under the caption “accumulated translation adjustments” in accordance with IAS 21/CPC 2 - The effects of changes in foreign exchange rates.

s) Foreign currency translation

Function and presentation currency

Transactions in foreign currencies are translated to the respective functional currencies of the Company entities at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are retranslated to the functional currency at the exchange rate at that date. The foreign currency gain or loss on monetary items is the difference between amortized cost in the functional currency at the beginning of the period, adjusted for effective interest and payments during the period, and the amortized cost in foreign currency translated at the exchange rate at the end of the reporting period.

11

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the three months period ended March 31, 2012 and 2011

(in thousands of Reais)

The items of the financial statements of the subsidiary are measured using the currency of the primary economic environment in which the its subsidiary operate (“functional currency”), being translated to Brazilian Real at the corresponding exchange rate of the reporting period for assets and liabilities, the historical rate for equity and the exchange rate at date of the relevant transactions, when it is appropriate we use the average exchange rate of the period of the period for the income statement. With the exchange rate effects recognized in other comprehensive income within equity.

t) Interests in Joint Ventures

According to IAS 31/CPC 19- Interests in joint venture, Joint ventures are those jointly controlled by the Company and one or more partners.

Investments in joint ventures are recognized under the proportionate consolidation method, from the date the joint control is acquired. Under this method, the components of a joint venture’s assets and liabilities, and income and expenses are added to the consolidated accounting positions proportionally to the their participation in its capital as described in note 9.

In the individual financial statements of the Company, the information of the subsidiaries are measured by the equity method.

u) Earning per share

According to with IAS 33/CPC 41 - Earnings per share, the Company presents the basic and diluted earnings per share data for its common shares:

Basic: Calculated by dividing net income allocated to common and preferred shareholders of the Company by the weighted average number of common and preferred shares outstanding during the period.

Diluted: Calculated by dividing net income attributable to common and preferred shareholders of the Company by the weighted average number of common and preferred shares outstanding during the period, adjusted for the effects of all dilutive potential common shares in common shares, adjusted for own shares held.

v) Segment reporting

In accordance with IFRS 8/CPC 22 - Segment reporting - Segment reporting is presented consistently with the internal reports provided to the entity’s chief operating decision maker to make decisions about resources allocations, performance evaluation by segment and strategic decision making process.

w) New IFRS, amendments and interpretations issued by IASB applicable to the consolidated financial statements

New accounting pronouncements from the IASB and IFRIC interpretations have been published and / or reviewed and have the optional adoption in March 31, 2012. The Management assessed the impact of these new pronouncements and interpretations and does not anticipate that its adoption will lead to a significant impact on the annual information of the Company and its subsidiary in the year of initial application. The mains pronouncements and interpretations are presented as follows:

Not yet effective:

•

IFRS 9 Financial Instruments – Classification and measurement - It reflects the first phase of the IASBs work on the replacement of IAS 39 Financial Instruments: Recognition and Measurement. IFRS 9 uses a simplified approach to determine whether a financial asset is measured at amortized cost or fair value, based on the manner in which an entity manages its financial instruments (business model) and the typical contractual cash flow of financial assets. The standard also requires the adoption of only one method for determining losses in recoverable value of assets. The standard is effective for annual periods beginning on or after 1 January 2015. The Company will quantify the effect in conjunction with the other phases, when issued, to present a comprehensive picture.

•

IFRS 10 Consolidated Financial Statements - IFRS 10 as issued establishes principles for the presentation and preparation of consolidated financial statements when an entity controls one or more other entities. IFRS 10 replaces the consolidation requirements in SIC-12 Consolidation—Special Purpose Entities and IAS 27 Consolidated and Separate Financial Statements and is effective for annual periods beginning on or after January 1, 2013. Early application is permitted. The Company is currently analyzing any possible effects arising from the adoption of IFRS 10.

•

IFRS 11 Joint Arrangements - IFRS 11 provides for a more realistic reflection of joint arrangements by focusing on the rights and obligations of the arrangement, rather than its legal form. The standard addresses inconsistencies in the reporting of joint arrangements by requiring a single method to account for interests in jointly controlled entities. IFRS 13 supersedes IAS 31 Interests in Joint Ventures and SIC-13 Jointly Controlled Entities - Non-Monetary Contributions by Ventures, and is effective for annual periods beginning on or after 1 January 2013. Earlier application is permitted. The Company is currently analyzing any possible effects arising from the adoption of IFRS 11.

•

IFRS 12 Disclosures of Interests in Other Entities - IFRS 12 is a new and comprehensive standard on disclosure requirements for all forms of interests in other entities, including subsidiary, joint arrangements, associates and unconsolidated structured entities. IFRS 12 is effective for annual periods beginning on or after 1 January 2013. Earlier application is permitted. The Company is currently analyzing impacts on its disclosures arising from the adoption of IFRS 12.

•

IFRS 13 Fair Value Measurement - IFRS 13 establishes new requirements on how to measure fair value and the related disclosures for IFRSs and US generally accepted accounting principles. The standard is effective for annual periods beginning on or after 1 January 2013. Earlier application is permitted. The Company is currently analyzing any possible effects arising from the adoption of IFRS 13.

•

IFRIC 20 Stripping Costs in the Production Phase of a Surface Mine - IFRIC 20 deals with issues concerning the recognition of production stripping costs as an asset; initial measurement of the assets of removal activity, and subsequent measurement of the assets of removal activity. The effect for financial years beginning on / or after January 1, 2013.

•

IAS 32 - Financial instruments - Changes in the pronouncement aims to clarify the requirements for compensation of financial instruments. These changes shows inconsistencies found in practice when applied the criteria for compensation in IAS 32 Financial Instruments: Presentation. The changes are effective for periods beginning on / or after January 1, 2014. Anticipated application is permitted.

12

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the three months period ended March 31, 2012 and 2011

(in thousands of Reais)

Other improvements to IFRS

•	IFRS 7 – Financial instrument: Disclosures (annual periods beginning on or after 1 July 2011)

•	IAS 1 – Presentation of Items of Other Comprehensive Income (annual periods beginning on or after 1 July 2012)

•	IAS 12 – Deferred Tax: Recovery of Underlying Assets (annual periods beginning on or after 1 January 2012)

•	IAS 19 – Employee benefits (annual periods beginning on or after 1 January 2013)

•	IAS 27 – Consolidated and Separate Financial Statements (annual periods beginning on or after 1 January 2013)

•	IAS 28 – Investments in associates (annual periods beginning on or after 1 January 2013)

The Accounting Pronouncement Committee (CPC) has not yet issued these standards or amendments equivalent to the IFRS mentioned above. The Company is currently analyzing impacts from these new standards in the financial statements.

x) Adjustments to the financial statements

The statements of income for the three months period ended on March 31, 2011, originally issued on May 9, 2011, is being reclassified to reflect adjustments resulting from the approval of the Installment debts of Law 11.941/2009 and the addition of the cost allocated. The accounting records relating to these adjustments were made on December 31, 2011 and is reflected in Financial Statements of the first quarter of 2011 for comparison purposes with the same period of current year. The table below shows the comparative financial statements originally submitted with the statements herein reclassified:

	March 31, 2011
	Company			Consolidated
Statements of income	Disclosed	Adjustment / reclassification	Adjusted value	Disclosed	Adjustment / reclassification	Adjusted value
NET SALES	291.982	—	291.982	290.296	—	290.296
Cost of goods sold (b)	(216.868)	(689)	(217.557)	(212.945)	(689)	(213.634)

GROSS PROFIT	75.114	(689)	74.425	77.351	(689)	76.662

Operating income (expense) (a)	(69.308)	(4.101)	(73.409)	(71.193)	(4.101)	(75.294)

Net income (loss) before taxes	5.806	(4.790)	1.016	6.158	(4.790)	1.368
Current income taxes	(562)	—	(562)	(776)	—	(776)
Deferred income taxes (b)	(997)	234	(763)	(1.135)	234	(901)

NET INCOME (LOSS) OF THE PERIOD	4.247	(4.556)	(309)	4.247	(4.556)	(309)

Breakdown of adjustments and reclassifications:

(a) Refers to the effect of additional interest provisions for tax and social security, treated as an error resulting from the approval of the installments of Law 11.941/09. Further details are described in Note 15.

(b) Refers to the impact of the adoption of the deemed cost on January 1, 2009.

4	Cash and cash equivalents

Cash, bank accounts and short-term investments are the items of the balance sheet presented in the statements of the cash flows as cash and cash equivalents and are described as below:

	Company		Consolidated
	Mar 31, 2012	Dec 31, 2011	Mar 31, 2012	Dec 31, 2011
Cash and bank deposits	129.516	61.266	133.281	61.842
CDB-DI (bank certificates of deposit)	140.681	119.853	146.762	127.581
LCA-DI (Agribusiness Letters of Credit)	—	130.243	—	130.243
Convertible notes	—	2.014	—	2.014

	270.197	313.376	280.043	321.680

CDB-DI (bank certificates of deposit) and LCA (Agribusiness Letters of Credit), are held by financial institutions, with floating-rate and yield an average of 95% and 105% of the variation of the interbank deposit certificate (Certificado de Depósito Interbancário - CDI).

13

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the three months period ended March 31, 2012 and 2011

(in thousands of Reais)

5	Trade accounts receivable, net

	Company		Consolidated
	Mar 31, 2012	Dec 31, 2011	Mar 31, 2012	Dec 31, 2011
Trade accounts receivable	146.620	150.320	146.707	150.823
Receivables from related parties (note 8)	2.574	2.481	2.477	1.522
Allowance for doubtful accounts	(2.080)	(3.277)	(2.080)	(3.277)

	147.114	149.524	147.104	149.068

Breakdown between overdue receivables and not yet due:

	139.662	134.365	139.652	133.909

Receivables not yet due
Overdue receivables:
From 1 to 30 days	3.438	12.590	3.438	12.590
From 31 to 60 days	1.378	703	1.378	703
From 61 to 90 days	579	574	579	574
Above 90 days	4.137	4.569	4.137	4.569

	9.532	18.436	9.532	18.436

	149.194	152.801	149.184	152.345

Below are the changes in the allowance for doubtful accounts:

	Company		Consolidated
	Mar 31, 2012	Dec 31, 2011	Mar 31, 2012	Dec 31, 2011
Initial balance	(3.277)	(2.440)	(3.277)	(2.492)

Additions (provision reversal)	1.217	(5.016)	1.217	(5.016)
Disposals	—	4.179	—	4.231
Receipt	(20)	—	(20)	—

Final balance	(2.080)	(3.277)	(2.080)	(3.277)

6	Inventories

	Company		Consolidated
	Mar 31, 2012	Dec 31, 2011	Mar 31, 2012	Dec 31, 2011
Finished products	31.232	29.746	32.297	30.608
Work in process	22.590	23.522	22.676	23.614
Raw materials	37.660	46.707	38.559	47.506
Warehouse spare parts	8.752	8.929	9.501	9.678

	100.234	108.904	103.033	111.406

7	Recoverable taxes

	Company		Consolidated
	Mar 31, 2012	Dec 31, 2011	Mar 31, 2012	Dec 31, 2011
Value-added tax on sales and services (ICMS)	5.264	5.204	5.423	5.370
Excise tax - IPI	168	142	170	160
PIS and COFINS	99.985	102.305	101.208	103.838
Income tax withheld at source - IRRF	501	76	589	164
Other	893	799	2.969	2.317

	106.811	108.526	110.359	111.849

Current and Long-term:
Current	106.811	108.526	110.200	111.683
Non-current	—	—	159	166

	106.811	108.526	110.359	111.849

Value-added tax on sales and services (ICMS)

Recoverable ICMS refers to excess of credits derived from purchases of raw materials, packaging and other materials over tax charges due on domestic sales, specifically in the unit based in the city of Santo Inácio - PR. To offset these credits, Vigor signed an agreement with suppliers for non-use of the credit of ICMS based on local laws, through the ICMS exemption on purchases of packaging.

PIS and COFINS (social contribution on net income)

Refers to non-cumulative PIS and COFINS credits arising from purchases of raw materials, packaging and other materials used in the products sold in the foreign market. The company has honed credit balance of such taxes due to tax rate to zero in some lines of products such as milk, yogurt and cheeses under the provisions introduced by Law No. 11.196/05 and No. 11.488/07. Since August 2011, the Company is compensating these credits against other taxes due (withholding income tax and social contribution, income tax and social contribution) and is in the process of application for approval for reimbursement of the total balance of credits.

IRPJ/CSSL/IRRF (withholding income tax)

Refers to withholding income tax levied on financial investments, tax losses and negative basis of social contribution which can be offset against income tax payable on profits.

14

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the three months period ended March 31, 2012 and 2011

(in thousands of Reais)

8	Related parties transactions

Mutual contracts between related parties recorded on the balance sheet as receivables and debts with related parties:

				Mar 31, 2012	Dec 31, 2011
Company	Currency	Maturity	Annual rate	Mutual contracts	Mutual contracts
Dan Vigor Ind.Com.Lat.LTDA	R$	April 10, 2012	—	549	536

				549	536

Investments transactions in between related parties:

				Mar 31, 2012	Dec 31, 2011
Consolidated	Currency	Maturity	Annual rate	Financial investments	Financial investments
Banco Original S/A (Matone)	R$	June 20, 2012	100% CDI	—	119.756
Banco Original do Agronegócio S/A	R$	June 20, 2012	100% CDI	—	130.243

				—	249.999

Trade accounts receivable and trade accounts payable between related parties recorded on the balance sheet are as follows:

	March 31, 2012		December 31, 2011
Company	Trade accounts receivable	Trade accounts payable	Trade accounts receivable	Trade accounts payable
JBS S.A.	2.477	(7.200)	1.522	(14.721)
Dan Vigor Ind.Com.Lat.LTDA	97	(8.323)	959	(9.382)

	2.574	(15.523)	2.481	(24.103)

	March 31, 2012		December 31, 2011
Consolidated	Trade accounts receivable	Trade accounts payable	Trade accounts receivable	Trade accounts payable
JBS S.A.	2.477	(7.200)	1.522	(14.721)

	2.477	(7.200)	1.522	(14.721)

Impacts of related party transactions on Income Statements:

Company	March 31, 2012			March 31, 2011
	Financial income	Purchases	Sales of products	Financial income	Purchases	Sales of products
JBS S.A.	1.994	(40.458)	2.786	9.067	(22.062)	36
Banco Original S/A (Matone)	1.802	—	—	—	—	—
Banco Original do Agronegócio S/A	2.580	—	—	—	—	—
Dan Vigor Ind.Com.Lat.LTDA	—	(23.995)	819	—	(18.897)	1.681

	6.376	(64.453)	3.605	9.067	(40.959)	1.717

Consolidated	March 31, 2012			March 31, 2011
	Financial income	Purchases	Sales of products	Financial income	Purchases	Sales of products
JBS S.A.	1.994	(40.458)	2.786	9.067	(22.062)	36
Banco Original S/A (Matone)	1.802	—	—	—	—	—
Banco Original do Agronegócio S/A	2.580	—	—	—	—	—

	6.376	(40.458)	2.786	9.067	(22.062)	36

No allowance for doubtful accounts or bad debts expenses relating to related-party transactions were recorded for the period ended on March 31, 2012 and year ended on December 31, 2011.

Remuneration of key management

Company’s management includes the Executive Board and the Board of Directors. The aggregate amount of compensation received by the members of Company’s management for the services provided in their respective areas of business in the period ended on March 31, 2012 and year ended December 31, 2011 is the following:

	Members	Mar 31, 2012	Dec 31, 2011
Executive Board and the Executive Presidency	7	907	1.746

	7	907	1.746

15

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the three months period ended March 31, 2012 and 2011

(in thousands of Reais)

The Directors of Commercial, Marketing, Planning and New Business, Supply Chain, Industrial, Financial and Investor Relations and Executive Presidency are part of the employment contract regime CLT (which is the Consolidation of Labor Laws), which follows all the legal prerogatives of payments and benefits.

In accordance with IAS 24(R)/CPC 05 (R1) - Related parties, except for those described above, the other members of the Executive Board, and Management Board are not part of any employment contract or any other contracts for additional business benefits such as post-employment benefits or other long-term benefits, termination of work that does not conform to those requested by the CLT , where applicable, or payment based on shares.

9	Investments in subsidiary and Joint Ventures

	Company
	Mar 31, 2012	Dec 31, 2011
Investments in subsidiaries	19.667	18.186

	19.667	18.186

The subsidiary Vigor Limited, located in the Cayman Islands, has no commercial operations, just collection and payment of EUROBONDs. The Vigor Limited is a wholly owned subsidiary of the Company, due this, the Company owns 100% share, beyond this is administrator and responsible for making decisions. Based on the foregoing, the Limited subsidiary is considered, for presentation purposes, as a subsidiary of the Company, being presented with the numbers of Its controlling company.

Relevant information about subsidiary in the period ended on March 31, 2012:

March 31, 2012	Number of shares (Thousands)	Participation	Capital stock	Shareholders’ equity	Net income
DAN VIGOR IND.COM.LAT.LTDA	15.464	50,00%	23.351	39.334	2.908

		Dec 31, 2011	Shareholders’ Equity	Others	Mar 31, 2012
DAN VIGOR IND.COM.LAT.LTDA		18.186	1.454	27	19.667

Total		18.186	1.454	27	19.667

In accordance with IAS 31/CPC 19 - Interests in Joint Ventures, condensed financial information of “joint ventures” were consolidated by the proportional consolidation method, considering the shared control exercised through shareholders’ agreements. Below is shown the total balances of assets, liabilities and results of the consolidated individual “joint ventures”:

	Dan Vigor
	Mar 31, 2012	Dec 31, 2011
ASSETS
Current	32.959	29.295

Cash and cash equivalents	19.691	16.608
Inventories	5.599	5.004
Recoverable taxes	6.778	6.314
Other current assets	891	1.369
Non-current	18.608	19.525

Judicial deposits and others	10.385	11.381
Property, plant and equipment, net	8.040	7.953
Intangible assets, net	183	191

TOTAL ASSETS	51.567	48.820

LIABILITIES AND SHAREHOLDERS’
Current	11.111	10.409

Trade accounts payable	4.306	5.063
Payroll, social charges and tax obligation	917	940
Income tax payable	5.140	3.552
Other current liabilities	748	854
Non-current	1.122	2.039

Shareholders’ equity	39.334	36.372

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	51.567	48.820

	Dan Vigor
	Mar 31, 2012	Mar 31, 2011
INCOME
Net sales	22.158	17.205
Cost of goods sold	(15.805)	(12.730)

GROSS PROFIT	6.353	4.475

General, administrative and selling expenses	(1.870)	(2.672)
Financial income	(54)	296
Other (expense) income	(35)	(25)
Income taxes	(1.486)	(705)

NET INCOME (LOSS) OF THE PERIOD	2.908	1.369

16

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the three months period ended March 31, 2012 and 2011

(in thousands of Reais)

10	Property, plant and equipment, net

			Net amount
Company	Cost	Accumulated depreciation	Mar 31, 2012	Dec 31, 2011
Buildings	245.520	(83.581)	161.939	162.126
Land	132.745	—	132.745	132.745
Machinery and equipment	234.393	(131.684)	102.709	94.850
Facilities	59.827	(33.781)	26.046	24.679
Computer equipment	7.130	(5.810)	1.320	1.151
Vehicles	5.039	(4.787)	252	289
Other	7.964	(3.271)	4.693	2.245

	692.618	(262.914)	429.704	418.085

Changes in property, plant and equipment - Mar 31, 2012	Dec 31, 2011	Additions	Write-off	Transfers	Mar 31, 2012
Cost
Buildings	244.760	781	(21)	—	245.520
Land	132.745	—	—	—	132.745
Machinery and equipment	226.296	9.977	(1.880)	—	234.393
Facilities	57.635	2.192	—	—	59.827
Computer equipment	6.846	284	—	—	7.130
Vehicles	5.140	—	(101)	—	5.039
Other	5.452	2.512	—	—	7.964

	678.874	15.746	(2.002)	—	692.618

Depreciation
Buildings	(82.634)	(949)	2	—	(83.581)
Machinery and equipment	(131.446)	(1.472)	1.234	—	(131.684)
Facilities	(32.956)	(825)	—	—	(33.781)
Computer equipment	(5.695)	(115)	—	—	(5.810)
Vehicles	(4.851)	(24)	88	—	(4.787)
Other	(3.207)	(64)	—	—	(3.271)

	(260.789)	(3.449)	1.324	—	(262.914)

Net amount	418.085	12.297	(678)	—	429.704

Changes in property, plant and equipment - Dec 31, 2011	Sep 30, 2011	Additions	Write-off	Transfers	Dec 31, 2011
Cost
Buildings	246.470	1.841	(3.784)	233	244.760
Land	133.511	—	(766)	—	132.745
Machinery and equipment	222.667	2.840	(199)	988	226.296
Facilities	55.229	1.446	(155)	1.115	57.635
Computer equipment	6.710	136	—	—	6.846
Vehicles	5.128	12	—	—	5.140
Construction in progress	2.775	—	(436)	(2.339)	—
Other	5.540	496	(587)	3	5.452

	678.030	6.771	(5.927)	—	678.874

Depreciation
Buildings	(81.676)	(958)	—	—	(82.634)
Machinery and equipment	(128.388)	(3.247)	189	—	(131.446)
Facilities	(31.390)	(1.636)	70	—	(32.956)
Computer equipment	(5.585)	(110)	—	—	(5.695)
Vehicles	(4.823)	(28)	—	—	(4.851)
Other	(3.740)	(33)	566	—	(3.207)

	(255.602)	(6.012)	825	—	(260.789)

Net amount	422.428	759	(5.102)	—	418.085

			Net amount
Consolidated	Cost	Accumulated depreciation	Mar 31, 2012	Dec 31, 2011
Buildings	246.937	(84.763)	162.174	162.364
Land	132.930	—	132.930	132.930
Machinery and equipment	242.153	(137.696)	104.457	96.300
Facilities	62.352	(35.016)	27.336	25.464
Computer equipment	7.358	(6.014)	1.344	1.176
Vehicles	5.157	(4.859)	298	320
Construction in progress	230	—	230	1.015
Other	8.498	(3.543)	4.955	2.493

	705.615	(271.891)	433.724	422.062

17

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the three months period ended March 31, 2012 and 2011

(in thousands of Reais)

Changes in property, plant and equipment - Mar 31, 2012	Dec 31, 2011	Additions	Write-off	Transfers	Mar 31, 2012
Cost
Buildings	246.177	781	(21)	—	246.937
Land	132.930	—	—	—	132.930
Machinery and equipment	233.684	9.979	(1.880)	370	242.153
Facilities	59.633	2.204	—	515	62.352
Computer equipment	7.074	284	—	—	7.358
Vehicles	5.241	17	(101)	—	5.157
Construction in progress	1.015	100	—	(885)	230
Other	5.969	2.531	(2)	—	8.498

	691.723	15.896	(2.004)	—	705.615

Depreciation
Buildings	(83.813)	(952)	2	—	(84.763)
Machinery and equipment	(137.384)	(1.546)	1.234	—	(137.696)
Facilities	(34.169)	(847)	—	—	(35.016)
Computer equipment	(5.898)	(116)	—	—	(6.014)
Vehicles	(4.921)	(26)	88	—	(4.859)
Other	(3.476)	(68)	1	—	(3.543)

	(269.661)	(3.555)	1.325	—	(271.891)

Net amount	422.062	12.341	(679)	—	433.724

Changes in property, plant and equipment - Dec 31, 2011	Sep 30, 2011	Additions	Write-off	Transfers	Dec 31, 2011
Cost
Buildings	247.875	1.805	(3.784)	281	246.177
Land	133.696	—	(766)	—	132.930
Machinery and equipment	230.800	2.223	(327)	988	233.684
Facilities	57.226	1.447	(155)	1.115	59.633
Computer equipment	6.932	142	—	—	7.074
Vehicles	5.229	12	—	—	5.241
Construction in progress	3.547	291	(436)	(2.387)	1.015
Other	6.030	531	(595)	3	5.969

	691.335	6.451	(6.063)	—	691.723

Depreciation
Buildings	(82.887)	(926)	—	—	(83.813)
Machinery and equipment	(134.362)	(3.339)	317	—	(137.384)
Facilities	(32.566)	(1.673)	70	—	(34.169)
Computer equipment	(5.784)	(114)	—	—	(5.898)
Vehicles	(4.888)	(33)	—	—	(4.921)
Other	(4.006)	(35)	565	—	(3.476)

	(264.493)	(6.120)	952	—	(269.661)

Net amount	426.842	331	(5.111)	—	422.062

According to IAS 16/CPC 27 - Fixed Assets, in December 31, 2010 the Company made a review of the useful lives of fixed assets, resulting in different rates of depreciation for each asset. Below is shown the minimal and maximal rates of depreciation depreciation rates of assets that make up each group.

	Average annual depreciation rates
	as of March 31, 2012
	Consolidated
	Minimum	Maximum
Buildings	1,67%	3,33%
Machinery and equipment	4,00%	10,00%
Facilities	4,00%	10,00%
Computer equipment	8,33%	33,33%
Vehicles	6,67%	20,00%
Other	1,67%	10,00%

11	Intangible

	Company		Consolidated
	Mar 31, 2012	Dec 31, 2011	Mar 31, 2012	Dec 31, 2011
Goodwill	1.459	1.459	1.459	1.459
Trademarks	3.174	3.174	3.192	3.192
Software’s	590	660	664	737

	5.223	5.293	5.315	5.388

18

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the three months period ended March 31, 2012 and 2011

(in thousands of Reais)

Changes in Intangible assets

	Dec 31, 2011	Addition	Amortization	Write-off	Mar 31, 2012
Company	5.293	2	(72)	—	5.223
Consolidated	5.388	3	(76)	—	5.315

	Dec 31, 2010	Addition	Amortization	Write-off	Mar 31, 2011
Company	5.285	35	(80)	—	5.240
Consolidated	5.358	67	(81)	—	5.344

Goodwill

In the year of 2008 the Company acquired a 100% interest in Laticínios Serrabella Ltda, with goodwill of R$ 1,481,based on expected future earnings of the acquired business, which will be paid over a period of 5 years. Goodwill amortized as of December 31, 2008 is R$ 22.

In accordance with CVM Decision No. 565, dated December 17, 2008, and CVM Decision No. 553, dated November 12, 2008, since January 1, 2009 the Company has adopted the criteria of not amortizing goodwill based upon expected future earnings, which is in line with IAS 38/CPC 04. Under these CVM decisions and the IAS 36/CPC 01, intangible assets with indefinite life can no longer be amortized, but should be tested for impairment on an annual basis.

Impairment test of goodwill

On December, 2011 the Company tested the recovery of the goodwill using the concept of “value in use” through models of discounted cash flow, representing the group of tangible and intangible assets used in the development and sale of products to its customers.

The process of determining the value in use involves the use of assumptions, judgments and estimates about cash flows, such as rates of revenue growth, costs and expenses, estimates of investment, working capital and discount rates. The discount rate used was 11.88%. The assumptions about growth projections, cash flow and future cash flows are based on Management’s best estimates, as well as comparable information from market, economic conditions that will exist during the economic life of the group of assets that provides the generation of the cash flows. The future cash flows were discounted based on the representative rate of the cost of capital (WACC).

Consistent with the techniques of economic evaluation, assessment of the value in use is effected for a period of 5 years. The Management judged appropriate to use the period of 5 years based on their past experience in designing accurately projected cash flows. This understanding is in accordance with paragraph 35 of IAS 36/CPC 01 (R) - Impairment of Assets.

The estimated future cash flows were discounted using also in nominal values. The principal assumptions used in estimating the value in use are as follows:

•	Sales Revenue - Revenues are projected from 2012 to 2016 considering the growth in volume of different products of Cash Generating Units.

•

Operating costs and expenses - The costs and expenses were projected accordance with historical performance of the Company and, with the historical growth in revenues. In addition, we considered efficiency gains derived from business combinations of synergies and process improvements.

•	Capital investment - Investment in capital goods were estimated considering the maintenance of existing infrastructure and expectations required to enable the supply of products.

The key assumptions were based on historical performance of the Company and reasonable macroeconomic assumptions reasoned basis on projections of the financial market, documented and approved by management.

Based on the annual test for impairment of the Company’s intangible assets, prepared based on the projections made on the financial statements of December 31, 2011, growth prospects and then follow the projections and results of operations, for the period ended March 31, 2012, there were no indications of possible losses or losses, as the estimated market value is higher than the carrying amount at the valuation date.

Sensibility analysis of the impairment test of goodwill

Management does not consider it reasonably possible that the estimated profitability significantly change to eliminate the excess identified among the recoverable amount and carrying amount.

12	Trade accounts payable

	Company		Consolidated
	Mar 31, 2012	Dec 31, 2011	Mar 31, 2012	Dec 31, 2011
Domestic market
Materials and services	77.811	77.368	88.288	89.281
Finished products	8.323	9.382	4.162	4.691
Related parties (Note 8)	15.523	24.103	7.200	14.721

	101.657	110.853	99.649	108.693

19

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the three months period ended March 31, 2012 and 2011

(in thousands of Reais)

13	Loans and financings

Current

				Company		Consolidated
Type		Average annual rate of interest and commissions	Maturity	Mar 31, 2012	Dec 31, 2011	Mar 31, 2012	Dec 31, 2011
National Currency
BNDES_Aut.	BNDES	Interest of 11.44%	Nov 16, 2012	67.269	92.495	67.269	92.495
C_Giro	BRASIL	Interest of 11.25%	May 15, 2012	6.943	6.758	6.943	6.758
EGF	SANTANDER	Interest of 6.75%	Apr 24, 2012	30.849	30.351	30.849	30.351
FCO	BRASIL	Interest of 10%	May 02, 2014	942	750	942	750
Finame	BRADESCO	Interest of 8.7%	Jul 15, 2016	241	152	241	152

				106.244	130.506	106.244	130.506

Foreign currency

		Exchange variation and interest of
BOND	NEW YORK MELLON	10.25%	Aug 24, 2012	1.816	6.121	1.816	6.121

				1.816	6.121	1.816	6.121

				108.060	136.627	108.060	136.627

Non Current

				Company		Consolidated
Type		Average annual rate of interest and commissions	Maturity	Mar 31, 2012	Dec 31, 2011	Mar 31, 2012	Dec 31, 2011
National Currency
FCO	BRASIL	Interest of 10%	May 02, 2014	858	1.043	858	1.043
Finame	BRADESCO	Interest of 8.7%	Jul 15, 2016	1.091	1.172	1.091	1.172

				1.949	2.215	1.949	2.215

Foreign currency

		Exchange variation and interest of
BOND	NEW YORK MELLON	10.25%	Feb 24, 2017	182.210	187.580	182.210	187.580

				182.210	187.580	182.210	187.580

				184.159	189.795	184.159	189.795

Current liabilities				108.060	136.627	108.060	136.627
Non current liabilities				184.159	189.795	184.159	189.795

				292.219	326.422	292.219	326.422

				Company		Consolidated
				Mar 31, 2012	Dec 31, 2011	Mar 31, 2012	Dec 31, 2011
Maturities of long-term debt are as follows:
2013				797	1.063	797	1.063
2014				634	634	634	634
2015				327	327	327	327
2016				191	191	191	191
2017				182.210	187.580	182.210	187.580

				184.159	189.795	184.159	189.795

The 2017 Vigor Notes signed with Dresdner Bank is subject to restrictive covenants in accordance with market practices, which set out certain obligations as well as usual, that the maintenance of the coverage limit between debt/ EBITDA (“Earnings Before Interests, Taxes, Depreciation and Amortization”) does not exceed 4.75. On March 31, 2012, the Company is defaulting to all clauses.

The Company’s most significant fundraising operations refer to working capital loans, where there are no physical and/or specific guarantees, they are guaranteed by the Company itself and its parent company.

Specifically in cases of financing and lease of vehicles, the financing agreements are guaranteed by the assets subject matter of the financing.

20

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the three months period ended March 31, 2012 and 2011

(in thousands of Reais)

Vigor notes 2017 - The Company issued the 2017 Vigor Notes, in an aggregate principal amount of US$100.0 million, on February 23, 2007. Interest on the 2017 Vigor Notes accrues at a rate of 10.25% per annum and is payable semi-annually in arrears on February 23 and August 23 of each year, beginning on August 23, 2007. The principal amount of the 2017 Vigor Notes will be paid fully on February 23, 2017.

On September 24, 2010, JBS (holding) successfully concluded a consent solicitation relating to the 2017 Vigor Notes. The consent solicitation (i) amended certain provisions in the indenture governing the 2017 Vigor Notes to conform the provisions to the indenture governing JBS S.A., s Notes 2018 and (ii) amend the definitions of “Change of Control” and “Permitted Holders” (among others) in the Indenture to substantially conform such definitions to the corresponding definitions set forth in JBS S.A., s Notes 2018; and (iii) provide for the ability of Vigor (or its successors) to be substituted as the issuer of the Notes, upon the satisfaction of certain conditions.

Covenants. The indenture to the 2017 Vigor Notes contains customary negative covenants that limit the Company’s ability, among other things:

•	incurring additional debt if the net debt/EBITDA ratio is higher than a determined index;

•	incurring liens;

•	selling or disposing of assets;

•	paying dividends or making certain payments to shareholders;

•	permit restrictions on dividends and other restricted payments by restricted subsidiary

•	having certain transactions with related parties;

•	executing lease transactions with repurchase option (sale/leaseback);

•	changing the company’s control without making a purchase offer on Vigor Notes 2017.

The indenture governing the 2017 Vigor Notes restricts the Company from incurring any debt (subject to certain permitted exceptions), unless on the date of such incurrence, our pro forma net debt to EBITDA ratio is less than 4.75/1.0, each as defined and calculated in the indenture governing the 2017 Vigor Notes.

Furthermore, the indenture governing the 2017 Vigor Notes restricts our ability to declare or pay any dividend or make any distribution on securities issued by us (excluding convertible or exchangeable debt instruments), in the event (1) that an event of default has occurred and continues under the 2017 Vigor Notes; (2) we can incur at least US$1.00 of debt under the terms of the net debt to EBITDA ratio test; and (3) the total value to be paid does not exceed 50% of the accrued net income in a certain year or when in a determined year where there is loss, reduced 100% of the loss.

Events of default. The indenture also contains customary events of default, including for failure to perform or observe terms, covenants or other agreements in the indenture, defaults on other indebtedness if the effect is to permit acceleration, failure to make a payment on other indebtedness waived or extended within the applicable grace period, entry of unsatisfied judgments or orders against the issuer or its subsidiary, and certain events related to bankruptcy and insolvency matters. If an event of default occurs, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare such principal and accrued interest on the notes to be immediately due and payable.

The Company is defaulting to all clauses and market customary obligations, which set the maintenance of the coverage limit between debt/ EBITDA (“Earnings Before Interests, Taxes, Depreciation and Amortization”) does not exceed 4.75.

14	Payroll, social charges and tax obligation

	Company		Consolidated
	Mar 31, 2012	Dec 31, 2011	Mar 31, 2012	Dec 31, 2011
Payroll and related social charges	3.376	6.239	3.470	6.399
Accrual for labor liabilities	13.484	11.832	13.770	12.081
Withholding income taxes and social contribution taxes	538	740	549	759
ICMS tax payable	8.839	7.101	8.873	7.141
PIS/ COFINS tax payable	108	89	108	89
Taxes in installments (Law 11941/2009) (a)	272.640	271.762	272.640	271.762
Others	1.219	1.156	1.253	1.158

	300.204	298.919	300.663	299.389

Breakdown:
Current liabilities	44.092	43.301	44.551	43.771
Non current liabilities	256.112	255.618	256.112	255.618

	300.204	298.919	300.663	299.389

a) Installment debts Law 11941 of May 27, 2009

In November 2009, the Company joined the installment debts referred in Law No. 11941 of May 27, 2009, and has the option to settle the penalties and default interest amounts, including those related to debts of the Debt Union (Dívida Ativa da União) using the credits arising from tax loss and negative basis of the Social Contribution (CSLL).

The minimum installment due from the Outstanding Installment (Parcelamento Excepcional) described in the article 1 and 8 of MP No. 303/06 is equivalent to 85% of the installment due payable in the month of November/2009 and R$100.00 for the other debts of the corporation, which will expire on the last day of each month. The term was split in 161 installments.

The first installment was paid in the month it was submitted an application for accession, having an effect in the corresponding requirements formulated with the first installment in an amount not less than the described in the Act.

The amount of each installment will incurred interest corresponding to the variation of the Selic rate.

21

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the three months period ended March 31, 2012 and 2011

(in thousands of Reais)

Computed the benefits paid during the term of PAEX, the debts that make up the remaining balances of installment payments will be reinstated to the date of application for subdivision, with the legal charges due at the time of occurrence of the respective taxable events, the computed interest rate cuts, fines and legal charges, as well as the settlement of claims with interest and penalties resulting from tax losses and negative basis of social contribution (CSLL).

On the amount of tax claims, the Company has compensated anticipations of R$ 3,058 made between the years 2009 to 2011 regarding minimum anticipated to join the subdivision according to the law 11.941/2009.

	Consolidated
	IRS -Internal Revenue Service	Social Security	Total

Changes in Taxes in installments
Total on December 31, 2010	321.211	606	321.817

Interest	22.436	31	22.467
Compensation and payments	(71.926)	(596)	(72.522)

Total on December 31, 2011	271.721	41	271.762
Joined additional of provisioned debt	51.915	—	51.915
Interest	5.367	1	5.368
Compensation and payments	(56.404)	(1)	(56.405)

Total on March 31, 2012	272.599	41	272.640

15	Provision for lawsuits risk

The Company and its controlled company are parties to ongoing legal proceedings involving labors, tax, and civil matters, which represent contingent liabilities. The proceedings are in the administrative defense stage and/or in progress in courts of law.

Based on the opinion of internal and external legal counselors, the Management of the Company and its controlled company maintain an adequate provision for contingencies to cover potential losses which might arise from unfavorable final outcome of the legal proceedings, as shown below:

	Company		Consolidated
	Mar 31, 2012	Dec 31, 2011	Mar 31, 2012	Dec 31, 2011
Labor	2.132	2.132	3.126	3.126
Civil	517	517	517	517
Tax	—	51.915	—	51.915

Total	2.649	54.564	3.643	55.558

Changes in Contingent	Dec 31, 2011	Addition	Disposal	Selic variation	Mar 31, 2012
Company	54.564	—	(51.915)	—	2.649
Consolidated	55.558	—	(51.915)	—	3.643

Labor claims

Refer to several labor claims filed by former employees. A provision was recorded by the Company for these labor claims based on an estimate of losses made by legal counselors and approved by the Management of the Company and its controlled companies.

Civil proceedings

Refer to several civil claims that were accrued by the Company based on an estimate of loss prepared by legal counsel and approved by the Company and its subsidiary.

Tax proceedings

The tax proceedings referred to the questions related the income tax, social contribution, PIS/ COFINS, the amount of which was the subject of joined additional of installment debts (Refis IV), with abandon the proceeding, according to the prerogatives of Law 11.941/2009.

Other proceedings

On March 31, 2012, the Company had other ongoing civil, labor and tax proceedings, on the approximately amounting of R$ 31 whose materialization, according to the evaluation of legal advisors, it is possible to loss, but not probable, in line with the requirements of IAS 37/CPC 25 - Provisions, Contingent Liabilities and Contingent Assets .

22

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the three months period ended March 31, 2012 and 2011

(in thousands of Reais)

16	Income taxes

Income tax and social contribution are recorded based on taxable profit in accordance with the laws and applicable rates. Income tax and social contribution-assets are recognized on temporary differences. Income tax and social contribution tax-liabilities were recorded on the revaluation reserves established by the Company and on temporary differences.

a) Reconciliation of expenses of income tax and social contribution

	Company		Consolidated
	2012	2011	2012	2011
Net income before taxes	33.053	1.016	33.796	679
Nominal rate	34%	34%	34%	34%
Expectation of expenses of income tax and social contribution	(11.238)	(345)	(11.491)	(231)
Adjust to demonstrate the effective rate
Permanent additions (write off):	533	(980)	43	(1.446)

Temporary additions (write off):	6.088	763	6.088	901

Allowance for doubtful accounts	407	(454)	407	(454)
Exchange variation	4.052	1.347	4.052	1.347
Valuation adjustments to shareholders equity	(352)	(584)	(352)	(584)
Tax losses	1.981	454	1.981	592

Expenses of current income tax and social contribution	(4.617)	(562)	(5.360)	(776)

Effective rate	14%	55%	16%	114%

Composition of expenses of income tax and social contribution presented income statements:

	2012	2011	2012	2011
Current income tax and social contribution	(4.617)	(562)	(5.360)	(776)
Deferred income tax and social contribution	(6.088)	(763)	(6.088)	(901)

	(10.705)	(1.325)	(11.448)	(1.677)

b) Composition of total deferred income tax and social contribution presented Balance Sheets:

Composition of deferred income tax and social contribution

	Company		Consolidated
	Mar 31, 2012	Dec 31, 2011	Mar 31, 2012	Dec 31, 2011
Assets:
. Recognized on temporary differences	7.706	10.094	8.463	10.817

Tax losses	3.419	4.876	3.975	5.407
Negative basis of social contribution	235	759	436	951
Allowance for doubtful accounts	707	1.114	707	1.114
Provision for lawsuits risk	901	901	901	901
Provision for losses	2.444	2.444	2.444	2.444
Liabilities:
. Recorded on the revaluation reserves and on temporary differences	62.983	59.284	62.983	59.284

Valuation adjustments to shareholders equity	46.233	46.586	46.233	46.586
Exchange variation	16.750	12.698	16.750	12.698

Net amount	55.277	49.190	54.520	48.467

c) Estimated recovery of income from income tax and social contribution taxes on tax losses and negative social contribution:

	Company	Consolidated
	Mar 31, 2012	Mar 31, 2012
2012	3.654	4.411

	3.654	4.411

Deferred income taxes

Deferred income taxes is generated by temporary differences at balance sheet date between the taxable basis of assets and liabilities and its accounting amounts. Deferred taxes liability are recognized for all temporary tax differences, except:

•

when the deferred tax liability arises from initial recognition of goodwill, or when the deferred tax asset or liability asset from the initial recognition of an asset or liability in a transaction that is not a business combination and, on the transaction date, does not affect the accounting net income or taxable profit or fiscal loss, and

•

when taxable temporary differences related to investments in subsidiary, can be controlled and it is probable that the temporary differences will not be reversed in the foreseeable future. Deferred taxes assets are recognized for all temporary tax differences deductible, credits and not used tax losses, when it is probable and that taxable profit will be available for the temporary differences can be realized, except:

•

on the deductible temporary differences associated with investments in subsidiary, when it is not probable that the temporary difference will reverse in the foreseeable future and that taxable profit will be available for the temporary differences can be utilized.

23

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the three months period ended March 31, 2012 and 2011

(in thousands of Reais)

17	Shareholders’ equity

a) Capital Stock

As EGM held on August 11, 2010, it has been approved a reverse stock split which divides the capital of the Company at the rate of 100,000 (hundred thousand) shares currently to 1 (one) common share after the reverse split and 100,000 (hundred thousand) existing preferred shares for 1 (one) preferred share after the reverse split, without changing the amount of capital, and the new shares arising from the cluster grant to their holders the same rights as now guaranteed by the laws of Company common stock and preferred stock.

According to the Minutes of Board Meeting held on 29 December 2011 and in accordance with the deliberations occurred at the Meeting of Board of Directors of the Company held on January 26, 2011, were renewed values of authority to the Board carry out a capital increase in subsidiaries of the Company, the Directors approved unanimously, the capital increase in Vigor in the amount of R$ 250,000. In function of the increase, the capital of Vigor will change from R$ 104,031 to R$ 354,031.

Due to the reverse stock split and capital increases on December 31, 2011, the Company has share capital, subscribed and paid represented by 1,898 registered shares, which 1,128 are common shares and 770 are preferred shares, without nominal value, on the total amount of R$ 354,031.

b) The Effects of Changes in Foreign Exchange Rates

According to CPC 2/IAS 21 -The Effects of Changes in Foreign Exchange Rates, basically records changes in foreign currency rates of the subsidiaries valued by the equity method (translation adjustments).

18	Net sales

	Company		Consolidated
	Mar 31, 2012	Mar 31, 2011	Mar 31, 2012	Mar 31, 2011
Gross sale revenue
Products sales revenues
Domestic sales	395.017	360.163	394.608	359.322
Foreign sales	3.095	1.613	3.095	1.613

	398.112	361.776	397.703	360.935

Sales deduction
Returns and discounts	(18.921)	(13.468)	(18.936)	(13.477)
Sales taxes	(63.688)	(56.326)	(64.591)	(57.162)

	(82.609)	(69.794)	(83.527)	(70.639)

NET SALE REVENUE	315.503	291.982	314.176	290.296

19	Profit per share

As per requested by the IAS 33/CPC 41, Profit per share, the following Tables reconcile the Net Profit with the amounts used to calculate the basic per share.

Basic

The basic profit per share is calculated through the division of the profit attributable to the shareholders of the Company by the weighted average amount of shares of the fiscal year, reduced by the shares in treasury. The Company has no treasury shares for the periods ended on March 31, 2012 and 2011.

	Consolidated
	Mar 31, 2012	Mar 31, 2011
Net Profit attributable to shareholders - R$	22.348	(309)

Average of the shares in the period	1.898	1.898

Average of shares	1.898	1.898

Net Profit per thousand shares - Basic - R$	11.774,50	(162,80)

Diluted

The diluted profit per share is calculated through the adjustment of the weighed average of the amount of circulating shares, supposing the conversion of all the shares that potentially could yield dilution. The Company does not has categories of that potentially could yield dilution.

According note 17 a), on August 11, 2010, it has been approved a reverse stock split at the rate of 100,000 (hundred thousand) shares to 1 (one) share, without changing the amount of capital. The amount of shares on March 31, 2012 was 1,898.

24

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the three months period ended March 31, 2012 and 2011

(in thousands of Reais)

20	Financial income (expense), net

	Company		Consolidated
	Mar 31, 2012	Mar 31, 2011	Mar 31, 2012	Mar 31, 2011
Financial income
Exchange variation	11.041	4.542	11.042	4.546
Results of derivative financial instruments	11.084	—	11.084	—
Interest - Gain	9.852	3.059	10.053	3.213
Taxes, contribution, tariff and others	—	237	—	237

	31.977	7.838	32.179	7.996

Financial expenses
Exchange variation	(5.087)	(1.844)	(5.106)	(1.846)
Interest - Loss	(12.393)	(8.567)	(12.603)	(8.576)
Taxes, contribution, tariff and others	(1.896)	(2.105)	(1.896)	(2.105)

	(19.376)	(12.516)	(19.605)	(12.527)

Financial income (expense), net	12.601	(4.678)	12.574	(4.531)

21	EBITDA reconciliation

The Company present below the EBTIDA (Earnings before income taxes, interest, depreciation and amortization) reconciliation:

	Company		Consolidated
	Mar 31, 2012	Mar 31, 2011	Mar 31, 2012	Mar 31, 2011
Net income before taxes	33.053	1.016	33.796	1.368
Financial income (expense), net (Note 20)	(12.601)	4.678	(12.574)	4.531
Depreciation and amortization (Note 10 e 11)	3.521	3.253	3.631	3.376

EBTIDA	23.973	8.947	24.853	9.275

Equity in earnings of subsidiary (Note 9)	(1.454)	(684)	—	—

ADJUSTED EBITDA	22.519	8.263	24.853	9.275

22	Expenses by nature

The Company has chosen to present the statement of expenses by nature. As required by the IAS 1/CPC 26 - Presentation of financial statements, below is presented the detailing of Expenses by nature:

	Company		Consolidated
Classification by nature	Mar 31, 2012	Mar 31, 2011	Mar 31, 2012	Mar 31, 2011
Depreciation and amortization	(3.521)	(3.253)	(3.631)	(3.362)
Expenses with personnel	(36.058)	(34.555)	(36.726)	(34.602)
Raw material use and consumption materials	(293.030)	(245.643)	(288.525)	(242.357)
Taxes, fees and contributions	34.378	(2.928)	34.200	(3.291)
Third party capital remuneration	(17.633)	(12.810)	(17.861)	(14.549)
Other expenses	33.414	8.223	32.163	9.233

	(282.450)	(290.966)	(280.380)	(288.928)

	Company		Consolidated
Classification by function	Mar 31, 2012	Mar 31, 2011	Mar 31, 2012	Mar 31, 2011
Cost of goods sold	(228.344)	(217.557)	(223.839)	(213.634)
Selling expenses	(47.371)	(50.994)	(48.145)	(52.101)
General and administrative Expenses	(20.953)	(18.502)	(21.115)	(18.731)
Financial income (expense), net	12.601	(4.678)	12.574	(4.531)
Equity in earnings of subsidiaries	1.454	684	—	—
Other operating (expense) income	163	81	145	69

	(282.450)	(290.966)	(280.380)	(288.928)

25

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the three months period ended March 31, 2012 and 2011

(in thousands of Reais)

23	Operating segments

Management has defined the operational segments that report to the Group, based on the reports use to make strategic decisions. The segments are: Dairy: Processing of dairy products, milk and milk products. The main products are: milk, yogurt, cheese and butter.

Oils: Processing of vegetables oils products. The main products are: margarine, mayonnaise and oils.

Others: are products that are not included in the mentioned categories, which represent less than 6% of the Company’s sales. The main products are juice and pasta.

Assets and liabilities by business segment are not presented because they are not object of analysis for the Management strategic decision. Therefore, the lines of “Operating income and expense”, “Financial Results” and “Income tax and social contribution” are not allocated by business segment.

	Consolidated
	March 31, 2012
	Dairy	Oils	Others	Total
Net Sales	212.332	84.909	16.935	314.176
Cost of goods sold	(144.918)	(68.673)	(10.248)	(223.839)

Gross Profit	67.414	16.236	6.687	90.337

	March 31, 2011
	Dairy	Oils	Others	Total
Net Sales	205.265	68.056	16.975	290.296
Cost of goods sold	(146.445)	(55.817)	(11.372)	(213.634)

Gross Profit	58.820	12.239	5.603	76.662

24	Insurance coverage

As of March 31, 2012 the Company had insurance coverage in amounts considered sufficient to cover possible losses. This coverage includes all types of casualties.

Adopted risk assumptions are not part of quarterly review scope and consequently were not reviewed by independent auditors.

25	Risk management and financial instruments

The Company is exposed to market risks arising from their operations, mainly related to possible changes in exchange rates, interest rates, credit risks and liquidity risk.

a) Management risk policy

Risk management is basically corporative, being applied and monitored on a global level, by JBS S.A.

The Company has a formal risk administration policy, controlled by the administration treasury department that uses control instruments through appropriate systems and qualified professionals in risk measurement, analysis and administration that make possible the reduction of the daily risk exposure. This policy is permanently monitored by the financial committee and for Directors of the JBS S.A. that have the responsibility of the strategy definition to the risk administration, determining the position limits and exhibition. Additionally, operations with speculative financial instruments character are not allowed.

b) Interest rate risk

The interest rate risk is tied directly to the risk of increases in expenses related to loans and financing, or reduction in income linked to financial investments, considering the fluctuations of market rates. The risk is reduced by the strategy of equalization of the rates contracted to CDI .

Exposure to CDI rate:	Mar 31, 2012	Dec 31, 2011
CDB	146.762	127.581
LCA	—	130.243

Total	146.762	257.824

Sensibility analysis

The Company’s operations are indexed to fixed rates by CDI. Thus, in general, the Company’s management believes that any fluctuation in interest rates, would create no significant impact on its income.

26

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the three months period ended March 31, 2012 and 2011

(in thousands of Reais)

c) Exchange variation risks

Exchange rate risk is related to potentially adverse results that may arise from oscillations in this risk factor, which may be caused by economic crisis, sovereign monetary policy alterations, or market movements. The Company has assets and liabilities exposed to foreign currencies, however the Risk Management Policy does not believe in natural hedging from those opposite exposures, since other important issues like expiry matching and market volatility are very relevant and must be observed.

The Risk Management Department applies approved hedge instruments to protect financial assets and liabilities, potential future cash flow from commercial activities and net investments in foreign operations. Swaps may be used to hedge loans whenever they are quoted in currencies different than the Company’s functional currency. The main exposures to exchange rate risk are in US Dollars (US$).

The risk of exchange rate variation on loans, financing, trade accounts receivable in foreign currency from exports, inventories and any other payables denominated in foreign currency, of the Company and its subsidiary.

Below are presented the assets and liabilities exposed to exchange rate variation risks, as well as the effects of such accounts in the income statements for the periods ended on March 31, 2012 and December 31, 2011:

			Effects on Statements of Income
EXPOSURE	Mar 31, 2012	Dec 31, 2011	Mar 31, 2012	Mar 31, 2011
OPERATING
Accounts receivable - US$	4.551	4.528	(94)	(60)
Accounts receivable Northern - US$	—	8.149	—	(201)

Subtotal	4.551	12.677	(94)	(261)

FINANCIAL
Loans and financings - US$	(184.026)	(193.701)	5.370	3.750

Subtotal	(184.026)	(193.701)	5.370	3.750

DERIVATIVES
Swap	234.136	—	11.365	—

Subtotal	234.136	—	11.365	—

TOTAL	54.661	(181.024)	16.641	3.489

c.1) Composition of total swap financial instruments of the Company

Swaps are derivatives used to hedge net exposures of liabilities of the Company and are classified as financial assets or liabilities measured at fair value through income. The Company has swap agreements with Banco Votorantin S.A..

Swap

Bank	Early date Swap	National - US$	Maturity date Swap	Fair value (asset) - R$	Fair value (liabilities) - R$	Position in March 31, 2012
				(a)	(a)	(b)
Banco Votorantin S.A	Jan 26, 2012	9.180	Aug 23, 2012	9.307	9.033	274
Banco Votorantin S.A	Jan 26, 2012	9.043	Feb 25, 2013	9.211	8.897	314
Banco Votorantin S.A	Jan 26, 2012	8.906	Aug 23, 2013	9.085	8.763	322
Banco Votorantin S.A	Jan 26, 2012	8.750	Feb 24, 2014	8.951	8.608	343
Banco Votorantin S.A	Jan 26, 2012	8.580	Aug 25, 2014	8.807	8.441	366
Banco Votorantin S.A	Jan 26, 2012	8.404	Feb 23, 2015	8.647	8.269	378
Banco Votorantin S.A	Jan 26, 2012	8.212	Aug 24, 2015	8.462	8.080	382
Banco Votorantin S.A	Jan 26, 2012	8.015	Feb 23, 2016	8.287	7.886	400
Banco Votorantin S.A	Jan 26, 2012	7.842	Aug 23, 2016	8.110	7.716	393
Banco Votorantin S.A	Jan 26, 2012	157.204	Feb 23, 2017	162.867	154.673	8.193

Total March 31, 2012		234.136	Total of the asset in March 31, 2012 (others credits)			11.365

(a)	The swap assets contract value is calculated based on the dollar exchange rate on the maturity plus interest of 2.95 and 4.24%p.a.
(b)	Swap result is the difference between assets and liabilities at fair value.

The operation was performed on the BM & F Bovespa, whose counterpart is the JBS SA, and Banco Votorantim is the custodian S.A.

27

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the three months period ended March 31, 2012 and 2011

(in thousands of Reais)

Sensibility analysis

With the aim of providing information on how to behave market risks to which the Company and its subsidiary are exposed on March 31, 2012, we simulate possible changes of 25% and 50% in the relevant variables of risk in relation to the likely scenario. The management believes that the closing prices used in measuring assets and liabilities, based on the date of these interim consolidated financial statements represent a scenario likely to impact the outcome. Following are the net result between the result of exposures and the their derivatives:

Exchange risk

Exposure	Risk	Probable scenario (I)	Scenario (II) Variation - 25%	Scenario (III) Variation - 50%
Financial	Depreciation R$	—	(46.007)	(92.013)
Operation	Appreciation R$	—	1.138	2.276
Hedge derivatives	Appreciation R$	11.365	58.534	117.068

		11.365	13.665	27.331

Premise	Exchange rate	1,8221	2,2776	2,7332

d) Credit risks

The Company is potentially subject to credit risks related to accounts receivable, financial investments and hedging contracts. The Strategies to reduce the credit risk is based on the spread of portfolio, not having customers or business group representing over 10% of consolidated sales, credit-related financial ratios and operational health, credit limits, detailed analysis of the financial ability of customers through own federal tax number, affiliates companies and partners federal tax number, and through consult with the agencies of information and constant monitoring of customers.

The Company limits its exposure to credit risk by customer and market, through its department of credit analysis and portfolio management clients. Thus, the Company seeks to reduce the economic exposure to a particular customer and/or market that may represent significant losses to the Company in the event contractual default or implementation of sanitary or trade barrier in countries to which it exports. The market risk exposure is monitored by the Credit Committee of the Company that meets regularly with the commercial areas for analysis and control of the portfolio.

The parameters used are based on the daily flows of information monitoring operations that identify additional purchase volumes in the market, eventual contracts default, bad checks, and protests or lawsuits against their customers. Internal controls include the assignment of credit limits and configuration status granted to each individual client and automatic lock-billing in the event of default, timeouts or occurrence of restrictive information.

The Risk Management Department follows all operations involving credit risk with financial institutions (investments and hedging), monitoring exposure limits set in the Risk Management Policy based in credit ratings provided by international rating agencies.

The Company held on March 31, 2012 investments with balances exceeding R$ 10,000 with the following financial institutions: Banco Santander, Banco do Brasil and Banco Bradesco.

The Company held on March 31, 2012 contract for protection with fair value exceeding R$ 10,000 with Banco Votorantim S.A.

The carrying value of financial assets that represent the maximum exposure to credit risk at reporting date was:

		Company		Consolidated
	Notes	Mar 31, 2012	Dec 31, 2011	Mar 31, 2012	Dec 31, 2011
Assets
Cash and cash equivalents	4	270.197	313.376	280.043	321.680
Trade accounts receivable	5	149.194	152.801	149.184	152.345
Related parties	8	549	536	—	—

		419.940	466.713	429.227	474.025

e) Liquidity Risk

Liquidity risk arises from the management of working capital of the Company and its subsidiary and amortization of financing costs and principal of the debt instruments. It is the risk that the Company and its subsidiary will find difficulty in meeting their financial obligations falling due.

The Company manage its capital based on parameters optimization of capital structure with a focus on liquidity and leverage metrics that enable a return to shareholders over the medium term, consistent with the risks assumed in the transaction.

The Management of the Company’s liquidity is done taking into account mainly the immediate liquidity indicator modified, represented by the level of cash plus investments divided by short-term debt.

Based on the analysis of these indicators, the management of working capital has been defined to maintain the natural leverage of the Company and its subsidiary at levels equal to or less than the leverage ratio that we want to achieve.

28

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the three months period ended March 31, 2012 and 2011

(in thousands of Reais)

The index of liquidity and leverage consolidated are shown below:

	Mar 31, 2012	Dec 31, 2011
Cash and cash equivalents	280.043	321.680
Loans and financings - Current	108.060	136.627

Liquidity indicator changed	2,59	2,35

March 31, 2012	Less than 1 year	Between 1 and 2 years	Between 3 and 5 years	More than 5 years	Fair Value
Trade accounts payable	99.649	—	—	—	99.649
Loans and Financings	108.060	797	1.152	182.210	292.219

TOTAL	207.709	797	1.152	182.210	391.868

December 31, 2011	Less than 1 year	Between 1 and 2 years	Between 3 and 5 years	More than 5 years	Fair Value
Trade accounts payable	108.693	—	—	—	108.693
Loans and Financings	136.627	1.063	1.152	187.580	326.422

TOTAL	245.320	1.063	1.152	187.580	435.115

f) Estimated market values

The assets and liabilities are represented in the financial statements at cost and their appropriations of revenues and expenses are accounted for in accordance with its expected realization or settlement.

g) Financial instruments

All financial instruments are represented in the financial statements as shown below:

		Company		Consolidated
	Notes	Mar 31, 2012	Dec 31, 2011	Mar 31, 2012	Dec 31, 2011
Assets

Fair value through profit or loss
Cash and cash equivalents	4	270.197	313.376	280.043	321.680
Receivable derivatives		11.365	—	11.365	—

Loans and receivables
Trade accounts receivable	5	149.194	152.801	149.184	152.345
Related parties	8	549	536	—	—

Total		431.305	466.713	440.592	474.025

Liabilities
Liabilities to amortized cost
Loans and financings	13	292.219	326.422	292.219	326.422
Trade accounts payable	12	101.657	110.853	99.649	108.693

Total		393.876	437.275	391.868	435.115

During the period there was no reclassification between categories, fair value through profit or loss, loans and receivables and liabilities at amortized cost.

h) Fair value of financial instruments

The assets and liabilities are represented in the financial statements at cost and their appropriations of revenues and expenses are accounted for in accordance with its expected realization or settlement. The swap is obtained by calculating independently the active and passive parts, bringing them to their present value. The future prices used to calculate the curve of the contracts were drawn from the Bloomberg database.

In accordance with IFRS 7/CPC 40 the Company classify the measuring of fair value in accordance with the hierarchical levels that reflects the significance of the indices used in this measurement, as the following levels:

Level 1: Prices quoted in active markets (unadjusted) for identical assets and liabilities;

Level 2 - Additional information available, except those of Level 1, in which prices are quoted for similar assets and liabilities, either directly by obtaining prices in active markets or indirectly, as valuation techniques that use data from active markets.

Level 3 - The indices used for calculation are not derived from an active market. The Company and its subsidiary do not have this level of measurement instrument.

29

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the three months period ended March 31, 2012 and 2011

(in thousands of Reais)

As noted above, the fair values of financial instruments, except for those maturing in the short term, equity instruments with no active market and contracts with discretionary features that fair value can not be reliably measured, are presented in hierarchical levels of measurement below:

Fair value hierarchy

	Book Value
	March 31, 2012
	Company
	Level 1	Level 2	Level 3
Current assets
Cash and cash equivalents	129.516	—	—
Financial investments	—	140.681	—
Derivatives financial instruments	—	11.365	—

	Consolidated
	Level 1	Level 2	Level 3
Current assets
Cash and cash equivalents	133.281	—	—
Financial investments	—	146.762	—
Derivatives financial instruments	—	11.365	—

	Book Value
	December 31, 2011
	Company
	Level 1	Level 2	Level 3
Current assets
Cash and cash equivalents	61.266	—	—
Financial investments	—	252.110	—

	Consolidated
	Level 1	Level 2	Level 3
Current assets
Cash and cash equivalents	61.842	—	—
Financial investments	—	259.838	—

Fair Value versus Book Value

Loans and financing presented in the table below, include the values of working capital in Reais and working capital in foreign currency (bonds), as shown in detail in note 13. In the opinion of Management the loans and financing, which are measured at their amortized cost values do not vary significantly with respect to their fair values. These loans and financing are restated with bases in contracted rates and interest through the date of closing of financial statements, so the outstanding balance is recognized by an amount close to fair value. Since there is no active market for such instruments, the differences that could occur if these values were for amounts paid in advance would be unrepresentative.

The fair values of financial assets and liabilities, together with the carrying amounts presented in the balance sheet are as follows:

		March 31, 2012		December 31, 2011
Company	Note	Book Value	Fair Value	Book Value	Fair Value
Cash and banks	4	129.516	129.516	61.266	61.266
Financial investments	4	140.681	140.681	252.110	252.110
Trade accounts receivable	5	149.194	149.194	152.801	152.801
Related parties	8	549	549	536	536
Derivatives		11.365	11.365	—	—

Total financial assets		431.305	431.305	466.713	466.713

Trade accounts payable	12	101.657	101.657	110.853	110.853
Loans and financings	13	292.219	292.219	326.422	326.422

Total financial liabilities		393.876	393.876	437.275	437.275

		37.429	37.429	29.438	29.438

30

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the three months period ended March 31, 2012 and 2011

(in thousands of Reais)

Consolidated	Note	March 31, 2012		December 31, 2011
		Book Value	Fair Value	Book Value	Fair Value
Cash and banks	4	133.281	133.281	61.842	61.842
Financial investments	4	146.762	146.762	259.838	259.838
Trade accounts receivable	5	149.184	149.184	152.345	152.345
Derivatives		11.365	11.365	—	—

Total financial assets		440.592	440.592	474.025	474.025

Trade accounts payable	12	99.649	99.649	108.693	108.693
Loans and financings	13	292.219	292.219	326.422	326.422

Total financial liabilities		391.868	391.868	435.115	435.115

		48.724	48.724	38.910	38.910

Income (loss) with financial instruments

	Company		Consolidated
	Mar 31, 2012	Mar 31, 2011	Mar 31, 2012	Mar 31, 2011
Assets
Fair value through profit or loss
Cash and cash equivalents	5.970	—	6.171	154
Receivable derivatives	11.084	—	11.084	—
Loans and receivables
Trade accounts receivable	163	270	163	270
Related parties	1.994	9.066	1.994	9.066

Total asset	19.211	9.336	19.412	9.490

Liabilities
Liabilities to amortized cost
Loans and financings	(1.481)	(7.485)	(1.481)	(7.485)

Total Liabilities	(1.481)	(7.485)	(1.481)	(7.485)

Income (loss), net	17.730	1.851	17.931	2.005

EXECUTIVE BOARD

Gilberto Meirelles Xandó Baptista	Gustavo Lopes Theodózio
Director Chairman	Administration and Control Director
Marcelo Fernandes Accountant CRC: 1SP190010/O-6
* * * * *

31

Additional Information for U.S. Shareholders of JBS S.A. (“JBS”):

Exchange Offer of JBS Shares for Vigor Alimentos S.A. (“Vigor”) Shares

This communication contains information with respect to the proposed exchange offer (oferta pública voluntária de permuta de ações) (“Exchange Offer”) under Brazilian law of JBS shares for Vigor shares. JBS and Vigor are Brazilian companies. Information distributed in connection with the proposed Exchange Offer is subject to Brazilian disclosure requirements that are different from those of the United States. Financial statements included herein, if any, have been prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and accounting practices in Brazil that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed Exchange Offer, since the companies are located in Brazil and all of their officers and directors are residents of Brazil. You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of the companies otherwise than through the proposed Exchange Offer, such as in open market or privately negotiated purchases.

Important Notice Regarding Forward-Looking Statements:

This communication contains certain forward-looking statements. Statements that are not historical facts, including statements about our perspectives and expectations, are forward looking statements. The words “expect”, “believe”, “estimate”, “intend”, “will”, “plan” and similar expressions, when related to JBS and its subsidiaries, indicate forward-looking statements. These statements reflect the current view of management and are subject to various risks and uncertainties. These statements are based on various assumptions and factors, including general economic, market, industry, and operational factors. Any changes to these assumptions or factors may lead to practical results different from current expectations. Excessive reliance should not be placed on those statements. Forward-looking statements relate only to the date they were made.